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                                                                    EXHIBIT 99

NEW RELEASE             TRW Inc.                               [TRW LOGO]
                        1900 Richmond Road
                        Cleveland, OH 44124

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For Immediate Release   Contact

                        Jay A. McCaffrey
                        216.291.7179

TRW BOARD SPLITS STOCK TWO-FOR-ONE;
INCREASES DIVIDEND

CLEVELAND, October 23, 1996 - The Board of Directors of TRW Inc. (NYSE: TRW) today approved a two-for-one split of the company's common stock in the form of a 100 percent stock dividend.

The stock dividend is payable on December 9, 1996, to shareholders of record at the close of business on November 8, 1996, and will increase the number of outstanding shares of common stock from 63.2 million to 126.4 million.

The board also approved a $0.31 cash dividend on the post-split shares, payable on December 15, 1996, to shareholders of record at the close of business on November 8, 1996. This represents a 13 percent increase in the company's quarterly dividend or an increase from 55 cents to 62 cents per share on a pre-split basis. It is the 233rd consecutive dividend declared on the company's common stock. TRW has paid higher dividends per share each year since 1971.

"This dividend increase enables our shareholders to benefit from their company's success. Today's action once again affirms the board's commitment to improving shareholder value with dividend increases that reflect our earnings growth," said Joseph T. Gorman, chairman and chief executive officer. "The company has never been stronger, and the prospects for continued growth in our core markets -- occupant safety systems, steering systems, spacecraft, systems integration, and electronics for automotive and defense -- are excellent."

The directors also declared a regular quarterly dividend of $1.10 per share on the Serial Preference Stock II (Series 1) and $1.125 per share on the Serial Preference Stock II (Series 3) to shareholders of record at the close of business on November 8, 1996.

TRW provides advance technology products and services for the automotive and space and defense markets. The company's news releases are available through TRW's corporate web site (http://www.trw.com/).

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